Exhibit 99.1

Stock Yards Bancorp Reports Record Net Income for the Fourth Quarter and Full Year 2016 as Earnings Per Diluted Share Rise to $0.46 and $1.80, Respectively

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 26, 2017--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the fourth quarter and year ended December 31, 2016. Net income for the fourth quarter of 2016 increased 10% to $10.6 million or $0.46 per diluted share – a record in terms of net income for a quarter and equaling the best net income per diluted share for a quarter in the Company's history – compared with $9.6 million or $0.43 per diluted share for the fourth quarter of 2015. Net income for the year ended December 31, 2016, increased 10% to a record $41.0 million or $1.80 per diluted share from $37.2 million or $1.65 per diluted share. All per share information in this release has been adjusted for and reflects the three-for-two stock split distributed in May 2016.

The Company's performance for the fourth quarter of 2016 reflected several positive factors, including:

  Remarkable net loan growth, capitalizing on the momentum that has been building over the past several years and resulting in 10% net interest income growth versus the year-earlier quarter;
  Credit quality reached historically strong levels;
  Significantly higher fee income, led by wealth management and trust; and
  Solid returns on average assets and equity of 1.41% and 13.44%, respectively.

"We are pleased to report a strong finish to 2016, capping another year of growth and increasing profitability, as total assets surpassed $3 billion and net income reached another record amount," said David P. Heintzman, Chairman and Chief Executive Officer. "A central driver for this performance can be seen in our outstanding loan production this past year, which marked a new high point for the Bank and, importantly, reflected increases across all three of our markets. This progress, in turn, powered a 13% rise in our loan portfolio for the year, while credit quality metrics remained exceptionally strong. The Company's results also reflected a 9% increase in fee-based income, which continued to comprise 31% of our total revenue for 2016. This level is well ahead of peers and even more impressive given the higher net interest income associated with loan portfolio growth. Together, these factors continue to drive consistent, predictable results that translate into attractive returns on assets and equity, and provide the foundation for steadily higher cash dividends for our stockholders."

Commenting further on loan growth, Heintzman noted that many customers increasingly have begun to utilize credit facilities put in place since the last financial crisis, resulting in increased conversion of loan production into loans outstanding. Consistent with its strategy, management continues to focus on select loan categories, such as commercial and industrial lending and owner-occupied commercial real estate, as the Company builds its loan portfolio. Meanwhile, the Company remains well under regulatory guidelines for commercial real estate lending.

Speaking to the growth of fee-based income, Heintzman said, "The substantial amount and diverse sources of this revenue continue to set us apart from most other community banks. Our most significant source of fee income, wealth management and trust, produced almost one-half of the year's total, as it grew assets under management 13% to $2.5 billion. This increase reflected not only a rising stock market during 2016, but also the best year ever for wealth management and trust in terms of adding new clients. Also contributing to wealth management and trust's fee income for 2016 was an increase in non-recurring revenue related to estate settlement and corporate retirement plans. Because of this momentum and with an impressive pipeline of new business opportunities, we look for another solid performance from this area in the coming year." Heintzman also noted that, in tandem with wealth management and trust, the Company's other platforms for fee-based service, including service charges on deposit accounts, bank card income, mortgage banking, and securities brokerage, also posted higher revenue in 2016.

"A discussion of the past year would be incomplete without acknowledging the increase in the Company's share price," Heintzman continued. "We recognize much of the increase reflected external factors beyond our control, most notably the stock market rally that occurred after the presidential election. However, we also note that almost one-half of the increase in our share price during 2016 preceded that event. This indicates, in our view, the Company's fundamental strengths, strategic advantages, long-term prospects, and the way those factors combine to shape a consistent, long-term performance that continues to place Stock Yards Bancorp among the nation's top-performing community banks."

In conclusion, Heintzman said, "We have long considered that the best way to build our business is through organic growth, one relationship at a time. Our entire organization is aligned on that philosophy, and we believe it shows in the loyalty that our customers express, which, in turn, reflects in the Company's record performance for 2016. Coming off of a year of exceptional loan growth and significantly higher fee-based income, and the high expectations they may foster, we nonetheless are pleased to begin 2017 with strong momentum throughout our business and across our markets. Considering this and the Company's strong capital base, we look forward to future success and growth."

Total assets increased $222 million or 8% at December 31, 2016, to $3.04 billion from $2.82 billion at December 31, 2015. Driving this increase was ongoing growth in the Company's loan portfolio, which rose a record $272 million or 13% to $2.31 billion at December 31, 2016, from $2.03 billion at December 31, 2015. The Company continues to provide substantial support for its balance sheet growth through increased deposits. Total deposits increased $149 million or 6% to $2.52 billion at December 31, 2016, from $2.37 billion at December 31, 2015, reflecting growth across most deposit account categories, including non-interest bearing accounts, for both existing and new customers. Core deposits, which exclude brokered deposits and time deposits greater than $250,000, held steady at 98.4% of total deposits as of December 31, 2016.

The Company continued to sustain strong capital levels in the fourth quarter of 2016, remaining "well capitalized" – the highest capital rating for financial institutions. Stock Yards Bancorp's tangible common equity ratio as of December 31, 2016, was 10.27% (tangible common equity is a non-GAAP financial measure; see reconciliation of total stockholders' equity to tangible common equity and total assets to tangible assets later in this release).

With its balance sheet strength, Stock Yards Bancorp has continued to pursue capital strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. These efforts reflect nine dividend increases during the past five years, including two during 2016, for a cumulative increase of approximately 58% since 2011. Meanwhile, the Company has maintained its financial flexibility to pursue strategic expansion and acquisition opportunities that may arise. While some may consider the Company's capital level as higher than needed, management believes Stock Yards Bancorp's stockholders value its ability to maintain high levels of capital for strength, stability and expansion, as opportunities arise, while, at the same time, producing consistently strong returns.

Net interest income – the Company's largest source of revenue – increased $2.3 million or 10% to $25.1 million in the fourth quarter of 2016 from $22.8 million in the prior-year quarter. The increase reflected the impact of further growth in the loan portfolio together with stable, deposit-driven funding costs. Net interest income increased $8.9 million or 10% to $97.3 million in 2016 from $88.3 million in the prior-year period, reflecting the same factors.

As anticipated, net interest margin (on a fully tax-equivalent basis) remained under pressure in the fourth quarter of 2016, continuing a trend that has spanned the last several years and reflecting the impact of a highly competitive lending market. In the fourth quarter of 2016, net interest margin was 3.56% compared with 3.65% in the third quarter of 2016 and 3.57% in the fourth quarter of 2015. The Company's normalized or core net interest margin (core net interest margin is a non-GAAP financial measure; see reconciliation of net interest margin to core interest margin later in this release) was 3.60% for the fourth quarter of 2016, up one basis point from the third quarter of 2016 and level with the fourth quarter of 2015. Considering the recent increase in short-term interest rates implemented by the Federal Open Market Committee and with the expectation of additional increases in 2017, management anticipates that net interest margins will increase during the coming year. Since approximately 67% of the Company's loan portfolio is priced at fixed rates and 12% is priced at variable rates with floors of 4%, future rate increases will not fully benefit the Company until existing fixed-rate loans renew and new fixed-rate loans originate at higher rates, and the prime rate, currently at 3.75%, rises to exceed the floor associated with variable rate loans.

The Company's solid asset quality metrics have continued to trend within a narrow range over the past several years and reached historically strong levels during the fourth quarter of 2016. Non-performing loans (NPLs) totaled $6.7 million or 0.29% of total loans outstanding at December 31, 2016, versus $8.0 million or 0.36% of total loans outstanding at September 30, 2016, and $8.9 million or 0.44% of total loans outstanding at December 31, 2015. Similarly, non-performing assets, which include NPLs along with other real estate owned and repossessed assets, were $11.7 million or 0.39% of total assets at December 31, 2016, versus $13.0 million or 0.44% of total assets at September 30, 2016, and $13.5 million or 0.48% of total assets at December 31, 2015. Net charge-offs in the fourth quarter of 2016 totaled $862 thousand versus $22 thousand in the third quarter of 2016 and net recoveries of $77 thousand in the fourth quarter of 2015. Management considers the present asset quality metrics to be exceptionally strong and, recognizing the cyclical nature of the lending business, believes they will normalize over the long term.

Reflecting a number of factors, including loan growth and qualitative considerations, the Company recorded a loan loss provision of $500 thousand during the fourth quarter of 2016 compared with $1.3 million in the third quarter of 2016 and $750 thousand in the fourth quarter of 2015. The Company's allowance for loan losses was 1.04% of total loans as of December 31, 2016, versus 1.10% as of September 30, 2016, and 1.10% at December 31, 2015.

Total non-interest income in the fourth quarter of 2016 increased $1.2 million or 12% to $11.3 million from $10.1 million in the prior-year quarter. This increase reflected higher fee income from various sources, but particularly from wealth management and trust. Total non-interest income for the year ended December 31, 2016, increased $3.6 million or 9% to $43.5 million from $40.0 million in the prior-year period, again led by fee income from wealth management and trust.

Total non-interest expense for the fourth quarter of 2016 increased $3.0 million or 16% to $21.3 million from $18.3 million in the prior-year quarter. The increase reflected the addition of personnel associated with growth and operational support, higher incentive compensation related to accelerating loan and earnings growth, and increases in certain employee benefits. Additionally, the amortization of investments in tax-credit partnerships was higher compared with the year-earlier quarter as the Company has increased its commitment to customers pursuing tax-advantaged projects primarily involving historical redevelopment. These investments generate income tax savings that exceed amortization expense. For the year ended December 31, 2016, total non-interest expense increased $8.1 million or 11% to $81.5 million from $73.4 million in the prior-year period, largely reflecting the same trends noted for the quarter. The net effect of amortization of investments in tax-credit partnerships and related income tax savings added approximately $0.04 to the Company's net income per diluted share for 2016.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.0 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Reconciliation of Total Stockholders' Equity to Tangible Common Equity Ratio
(Dollars in thousands)

	Dec. 31,	Sept. 30,	Dec. 31,
	2016	2016	2015
Total stockholders' equity (a)	$313,872	$311,570	$286,519
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,405)	(1,453)	(1,601)
Tangible common equity (c)	$311,785	$309,435	$284,236

Total assets (b)	$3,038,659	$2,938,665	$2,816,801
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,405)	(1,453)	(1,601)
Tangible assets (d)	$3,036,572	$2,936,530	$2,814,518

Total stockholders' equity to total assets (a/b)	10.33%	10.60%	10.17%
Tangible common equity ratio (c/d)	10.27%	10.54%	10.10%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to core net interest margin, which is a non-GAAP financial measure. Core net interest margin excludes the effect of prepayment penalty income from borrowers, the accretion of purchase accounting loan fair value adjustments, and the effect of excess liquidity, which the Company defines as the combined amount of federal funds sold and short-term securities available for sale, typically maturing in one week or less, in excess of $60 million. The Company provides this information to illustrate sequentially the trend in quarterly net interest margin to show the impact of those items on net interest margin.

Reconciliation of Net Interest Margin to Core Net Interest Margin

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2016	2016	2016	2016	2015
Net interest margin	3.56%	3.65%	3.59%	3.56%	3.57%
Prepayment penalties	(0.02)	(0.07)	(0.02)	(0.05)	(0.02)
Accretion of fair value adjustments	--	--	--	--	(0.01)
Excess liquidity	0.06	0.01	0.03	0.13	0.06
Core net interest margin	3.60%	3.59%	3.60%	3.64%	3.60%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2015.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2016 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Income Statement Data
Net interest income, fully tax equivalent (1)	$25,272	$23,050	$98,088	$89,246
Interest income:
Loans	$23,806	$21,420	$91,798	$83,371
Federal funds sold	96	79	491	263
Mortgage loans held for sale	52	69	237	249
Securities	2,414	2,471	9,646	9,287
Total interest income	26,368	24,039	102,172	93,170
Interest expense:
Deposits	1,027	928	3,943	3,739
Federal funds purchased and short-term borrowing	19	6	76	25
Securities sold under agreements to repurchase	36	38	136	149
Federal Home Loan Bank (FHLB) advances	211	245	763	939
Total interest expense	1,293	1,217	4,918	4,852
Net interest income	25,075	22,822	97,254	88,318
Provision for loan losses	500	750	3,000	750
Net interest income after provision for loan losses	24,575	22,072	94,254	87,568
Non-interest income:
Wealth management and trust services	4,936	4,450	19,155	18,026
Service charges on deposit accounts	2,519	2,285	9,471	8,906
Bankcard transaction	1,457	1,285	5,655	4,876
Mortgage banking	1,001	975	3,897	3,488
Securities brokerage	606	449	2,145	1,994
Bank owned life insurance	214	219	871	889
Other non-interest income	586	410	2,343	1,771
Total non-interest income	11,319	10,073	43,537	39,950
Non-interest expense:
Salaries and employee benefits	12,971	10,893	49,185	44,709
Net occupancy	1,563	1,475	6,279	5,912
Data processing	1,901	1,566	7,073	6,348
Furniture and equipment	290	285	1,143	1,074
FDIC insurance	146	326	1,181	1,258
Amortization of investment in tax credit partnerships	1,412	159	4,458	634
Other non-interest expenses	2,986	3,618	12,201	13,463
Total non-interest expense	21,269	18,322	81,520	73,398
Net income before income tax expense	14,625	13,823	56,271	54,120
Income tax expense	4,009	4,177	15,244	16,933
Net income	$10,616	$9,646	$41,027	$37,187

Weighted average shares - basic (2)	22,448	22,183	22,356	22,088
Weighted average shares - diluted	22,952	22,566	22,792	22,459

Net income per share, basic	$0.47	$0.43	$1.84	$1.68
Net income per share, diluted	0.46	0.43	1.80	1.65
Cash dividend declared per share	0.19	0.17	0.72	0.64

Balance Sheet Data (at period end)
Total loans			$2,305,375	$2,033,007
Allowance for loan losses			24,007	22,441
Total assets			3,038,659	2,816,801
Non-interest bearing deposits			680,156	583,768
Interest bearing deposits			1,840,392	1,787,934
Federal Home Loan Bank advances			51,075	43,468
Stockholders' equity			313,872	286,519
Total shares outstanding			22,617	22,379
Book value per share			13.88	12.80
Market value per share			46.95	25.19

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2016 Earnings Release

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Average Balance Sheet Data
Average federal funds sold	$70,186	$99,903	$92,994	$82,405
Average mortgage loans held for sale	4,770	4,991	4,881	5,345
Average securities available for sale	494,868	471,349	479,938	424,723
Average FHLB stock and other securities	6,347	6,347	6,347	6,347
Average loans	2,261,104	1,986,289	2,159,153	1,919,201
Average earning assets	2,821,373	2,561,650	2,730,949	2,430,400
Average assets	2,984,696	2,708,630	2,886,396	2,573,901
Average interest bearing deposits	1,802,150	1,664,979	1,763,858	1,594,256
Average total deposits	2,488,590	2,271,431	2,413,894	2,152,441
Average securities sold under agreement
to repurchase	69,318	66,918	62,670	65,140
Average federal funds purchased and
other short term borrowings	18,076	14,147	23,275	15,147
Average Federal Home Loan Bank advances	51,183	43,546	45,455	41,041
Average interest bearing liabilities	1,940,727	1,789,590	1,895,258	1,715,584
Average stockholders' equity	314,299	284,824	304,151	274,451

Performance Ratios
Annualized return on average assets	1.41%	1.41%	1.42%	1.44%
Annualized return on average equity	13.44%	13.44%	13.49%	13.55%
Net interest margin, fully tax equivalent	3.56%	3.57%	3.59%	3.67%
Non-interest income to total revenue, fully
tax equivalent	30.93%	30.41%	30.74%	30.92%
Efficiency ratio	58.13%	55.32%	57.56%	56.81%

Capital Ratios
Average stockholders' equity to average assets	10.53%	10.52%	10.54%	10.66%
Common equity tier 1 capital			12.10%	12.32%
Tier 1 risk-based capital			12.10%	12.32%
Total risk-based capital			13.04%	13.31%
Leverage			10.54%	10.53%

Loans by Type
Commercial and industrial			$736,841	$644,398
Construction and development			213,844	155,667
Real estate mortgage - commercial investment			538,886	436,989
Real estate mortgage - owner occupied commercial			408,292	420,666
Real estate mortgage - 1-4 family residential			249,498	226,575
Home equity - first lien			55,325	50,115
Home equity - junior lien			67,519	63,066
Consumer			35,170	35,531
Total loans			$2,305,375	$2,033,007

Asset Quality Data
Allowance for loan losses to total loans			1.04%	1.10%
Allowance for loan losses to average loans	1.06%	1.13%	1.11%	1.17%
Allowance for loan losses to non-performing loans			357.94%	251.33%
Nonaccrual loans			$5,295	$7,693
Troubled debt restructuring			974	1,060
Loans - 90 days past due & still accruing			438	176
Total non-performing loans			6,707	8,929
OREO and repossessed assets			5,033	4,541
Total non-performing assets			$11,740	$13,470
Non-performing loans to total loans			0.29%	0.44%
Non-performing assets to total assets			0.39%	0.48%
Net charge-offs to average loans (3)	0.04%	0.00%	0.07%	0.17%
Net charge-offs	$862	$(77)	$1,434	$3,229

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2016 Earnings Release

	Five Quarter Comparison
	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Income Statement Data
Net interest income, fully tax equivalent (1)	$25,272	$24,963	$24,165	$23,687	$23,050
Net interest income	$25,075	$24,760	$23,950	$23,469	$22,822
Provision for loan losses	500	1,250	750	500	750
Net interest income after provision for loan losses	24,575	23,510	23,200	22,969	22,072
Wealth management and trust services	4,936	4,800	4,807	4,612	4,450
Service charges on deposit accounts	2,519	2,544	2,262	2,146	2,285
Bankcard transaction	1,457	1,455	1,433	1,310	1,285
Mortgage banking	1,001	1,072	1,030	794	975
Securities brokerage	606	558	538	443	449
Bank owned life insurance	214	216	220	221	219
Other non-interest income	586	713	488	556	410
Total non-interest income	11,319	11,358	10,778	10,082	10,073
Salaries and employee benefits	12,971	12,048	11,971	12,195	10,893
Net occupancy	1,563	1,646	1,546	1,524	1,475
Data processing	1,901	1,747	1,881	1,544	1,566
Furniture and equipment	290	277	291	285	285
FDIC Insurance	146	356	351	328	326
Amortization of investment in tax credit partnerships	1,412	1,015	1,016	1,015	159
Other non-interest expenses	2,986	3,429	3,137	2,649	3,618
Total non-interest expense	21,269	20,518	20,193	19,540	18,322
Net income before income tax expense	14,625	14,350	13,785	13,511	13,823
Income tax expense	4,009	3,883	3,676	3,676	4,177
Net income	$10,616	$10,467	$10,109	$9,835	$9,646

Weighted average shares - basic	22,448	22,385	22,336	22,254	22,183
Weighted average shares - diluted	22,952	22,803	22,704	22,592	22,566

Net income per share, basic	$0.47	$0.47	$0.45	$0.44	$0.43
Net income per share, diluted	0.46	0.46	0.45	0.44	0.43
Cash dividend declared per share	0.19	0.18	0.18	0.17	0.17

Balance Sheet Data (at period end)
Cash and due from banks	$39,709	$41,533	$40,618	$35,022	$35,895
Federal funds sold	8,264	16,360	9,616	13,016	67,938
Mortgage loans held for sale	3,213	5,959	6,405	3,984	6,800
Securities available for sale	570,074	541,681	567,307	569,012	565,876
FHLB stock and other securities	6,347	6,347	6,347	6,347	6,347
Total loans	2,305,375	2,222,706	2,175,551	2,094,488	2,033,007
Allowance for loan losses	24,007	24,369	23,141	22,451	22,441
Total assets	3,038,659	2,938,665	2,909,519	2,824,107	2,816,801
Non-interest bearing deposits	680,156	680,078	637,812	606,375	583,768
Interest bearing deposits	1,840,392	1,710,519	1,712,136	1,759,725	1,787,934
Securities sold under agreements to repurchase	67,595	67,315	57,437	54,781	64,526
Federal funds purchased	47,374	76,387	114,154	30,083	22,477
Federal Home Loan Bank advances	51,075	51,366	43,002	43,236	43,468
Stockholders' equity	313,872	311,570	305,051	296,323	286,519
Total shares outstanding	22,617	22,563	22,510	22,478	22,379
Book value per share	13.88	13.81	13.55	13.18	12.80
Market value per share	46.95	32.96	28.23	25.69	25.19

Capital Ratios
Average stockholders' equity to average assets	10.53%	10.72%	10.51%	10.38%	10.52%
Common equity tier 1 capital	12.10%	12.07%	12.06%	12.23%	12.32%
Tier 1 risk-based capital	12.10%	12.07%	12.06%	12.23%	12.32%
Total risk-based capital	13.04%	13.05%	13.01%	13.19%	13.31%
Leverage	10.54%	10.63%	10.46%	10.35%	10.53%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2016 Earnings Release

	Five Quarter Comparison
	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Average Balance Sheet Data
Average federal funds sold	$70,186	$72,673	$85,914	$143,679	$99,903
Average mortgage loans held for sale	4,770	5,070	5,432	4,249	4,991
Average investment securities	494,868	466,462	475,275	483,130	471,349
Average loans	2,261,104	2,188,089	2,142,530	2,043,450	1,986,289
Average earning assets	2,821,373	2,722,324	2,705,358	2,673,842	2,561,650
Average assets	2,984,696	2,883,146	2,858,624	2,818,072	2,708,630
Average interest bearing deposits	1,802,150	1,738,315	1,736,478	1,778,347	1,664,979
Average total deposits	2,488,590	2,395,003	2,400,547	2,370,819	2,271,431
Average securities sold under agreement
to repurchase	69,318	68,835	53,514	58,871	66,918
Average federal funds purchased and
other short term borrowings	18,076	23,471	28,152	23,456	14,147
Average Federal Home Loan Bank advances	51,183	44,194	43,081	43,316	43,546
Average interest bearing liabilities	1,940,727	1,874,815	1,861,225	1,903,990	1,789,590
Average stockholders' equity	314,299	309,045	300,553	292,540	284,824

Performance Ratios
Annualized return on average assets	1.41%	1.44%	1.42%	1.40%	1.41%
Annualized return on average equity	13.44%	13.47%	13.53%	13.52%	13.44%
Net interest margin, fully tax equivalent	3.56%	3.65%	3.59%	3.56%	3.57%
Non-interest income to total revenue, fully
tax equivalent	30.93%	31.27%	30.84%	29.85%	30.41%
Efficiency ratio	58.13%	56.49%	57.79%	57.86%	55.32%

Loans by Type
Commercial and industrial	$736,841	$708,508	$721,956	$676,782	$644,398
Construction and development	213,844	191,987	156,371	160,667	155,667
Real estate mortgage - commercial investment	538,886	510,128	488,187	452,173	436,989
Real estate mortgage - owner occupied commercial	408,292	412,733	418,113	417,285	420,666
Real estate mortgage - 1-4 family residential	249,498	245,229	240,770	234,199	226,575
Home equity - 1st lien	55,325	54,837	52,360	52,042	50,115
Home equity - junior lien	67,519	65,605	65,999	63,336	63,066
Consumer	35,170	33,679	31,795	38,004	35,531
Total loans	$2,305,375	$2,222,706	$2,175,551	$2,094,488	$2,033,007

Asset Quality Data
Allowance for loan losses to total loans	1.04%	1.10%	1.06%	1.07%	1.10%
Allowance for loan losses to average loans	1.06%	1.11%	1.08%	1.10%	1.13%
Allowance for loan losses to non-performing loans	357.94%	305.84%	361.58%	251.75%	251.33%
Nonaccrual loans	$5,295	$6,889	$4,970	$7,878	$7,693
Troubled debt restructuring	974	999	1,020	1,040	1,060
Loans - 90 days past due & still accruing	438	80	410	-	176
Total non-performing loans	6,707	7,968	6,400	8,918	8,929
OREO and repossessed assets	5,033	5,042	5,093	5,049	4,541
Total non-performing assets	$11,740	$13,010	$11,493	$13,967	$13,470
Non-performing loans to total loans	0.29%	0.36%	0.29%	0.43%	0.44%
Non-performing assets to total assets	0.39%	0.44%	0.40%	0.49%	0.48%
Net charge-offs to average loans	0.04%	0.00%	0.00%	0.02%	0.00%
Net charge-offs (recoveries)	$862	$22	$60	$490	$(77)

Other Information
Total assets under management (in millions)	$2,523	$2,413	$2,342	$2,255	$2,238
Full-time equivalent employees	578	558	549	550	555

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Share and per share information adjusted to reflect the 3 for 2 stock split - May 2016
(3) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer